Exhibit 99.1

COMPANY CONTACT	INVESTOR CONTACTS:
Spectranetics Corporation	Lippert/Heilshorn & Associates, Inc.
Guy Childs, Chief Financial Officer	Don Markley or Bruce Voss
(719) 633-8333	(310) 691-7100
dmarkley@lhai.com

FOR IMMEDIATE RELEASE

SPECTRANETICS APPOINTS SCOTT DRAKE AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

COLORADO SPRINGS, Colo. (July 12, 2011) - Spectranetics Corporation (NASDAQ: SPNC) today announced the appointment of Scott Drake as President and Chief Executive Officer, effective August 10, 2011.

Mr. Drake joins Spectranetics from DaVita, Inc. (NYSE: DVA), a leading U.S. provider of kidney care and dialysis, where he held the position of Senior Vice President, Operations since November 2009. At DaVita, he had responsibility for business operations that generated approximately 20% of the company's revenue, which exceeds $6 billion. Previously, Mr. Drake held several positions of increasing responsibility within various healthcare business units at Covidien, Plc over a period of 17 years. From 2006 to 2009, Mr. Drake was Global Business Unit President, Respiratory and Monitoring Solutions, a $1.5 billion business with 8,000 employees. Under his leadership, significant operational improvements were made, including revenue and profit growth; enhanced new product development pipeline; lifting of FDA consent decree; and lean six sigma operational excellence initiatives. Foundational to these accomplishments is an intense focus on new product development, organizational effectiveness and customer needs. From 2003 to 2006, he was President, Valleylab (recently re-named Energy-Based Devices), a $375 million surgical device business, where organic revenue growth accelerated from 4% to 24% during his tenure. From 2001 to 2003, he was Vice President and General Manager, Critical Care, a $150 million business unit where revenue growth and operating profitability improved under his leadership. Prior to 2001, Mr. Drake held several positions in sales and marketing management within various medical device business units.

Mr. Drake holds a B.S. in business administration from Miami University of Ohio.

“Scott has a proven track record of developing and leading efforts to accelerate revenue growth within businesses that are similar in size as well as much larger than Spectranetics,” said R. John Fletcher, Chairman of the Board of Directors. “Scott's leadership will be a great asset to the Company as we work to expand our presence and capture the significant potential within our cardiovascular markets.”

Scott Drake stated, “I am very excited to join the Spectranetics' team that has demonstrated a focus on improving sales execution, new product development, new clinical applications and geographic expansion. I am impressed with the company's unique product offering within large and growing segments of the cardiovascular market and look forward to capitalizing on the significant opportunities ahead of us.”

About Spectranetics
Spectranetics develops, manufactures, markets and distributes single-use medical devices used in minimally invasive procedures within the cardiovascular system. The Company's products are sold in 40 countries throughout the world and are used to treat arterial blockages in the heart and legs as well as the removal of pacemaker and defibrillator leads.

The Company's Vascular Intervention (VI) products include a range of peripheral and cardiac laser catheters for ablation of occluded arteries above and below the knee and within coronary arteries. The Company also markets aspiration and thrombectomy catheters for the removal of thrombus and support catheters to facilitate crossing of coronary and peripheral arterial blockages.

The Lead Management (LM) product line includes excimer laser sheaths and cardiac lead management accessories for the removal of pacemaker and defibrillator cardiac leads.

For more information, visit www.spectranetics.com.

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include an uncertain amount of legal costs in connection with legal proceedings in which the Company may have an indemnification obligation, adverse impact to our business of the recently enacted healthcare reform bill and related legislation, continued or worsening adverse conditions in the general domestic and global economic markets and continued volatility and disruption of the credit markets, which, among other things, affects the ability of hospitals and other health care systems to obtain credit and may impede our access to capital, market acceptance of excimer laser atherectomy technology, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of the Company's strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, adverse outcome of FDA inspections, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, unexpected delays or costs associated with the Company's relocation and consolidation of its manufacturing operations, and price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company's previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.

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